Exhibit 23

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106492) pertaining to the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries, of our report dated June 3, 2005, with respect to the financial statements and schedule of the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

San Jose, California

June 28, 2005